Exhibit 10.1

Michael L. Gravelle Corporate Executive Vice President, Chief Legal Officer and Corporate Secretary 601 Riverside Avenue, Jacksonville, FL 32204 Tel. 904-854-5024 | E-Mail: mgravelle@fnf.com
February 28, 2010
Mr. Lee A. Kennedy
601 Riverside Ave.
Jacksonville, FL 32204
Dear Lee:
          By mutual agreement, each of us has agreed that you will no longer serve as an executive officer and director of Fidelity National Information Services, Inc. (the “Company”) and its subsidiaries and to terminate the Amended and Restated Employment Agreement entered into as of September 30, 2009 by and between the Company and you (the “Employment Agreement”) effective as of February 28, 2010. The Company shall pay to you $2,481,666.67, less any applicable withholdings, and vest 509,166 of your Company stock options that were originally issued on October 29, 2008 as a payment in full of all amounts due and owing to you under the Employment Agreement and in connection with your employment with the Company. The cash payment will be made within two business days following the approval of this letter and payment by the Company’s Compensation Committee.
          You have agreed that you will continue to serve as a non-executive employee of the Company and be available for periodic consulting through the earlier to occur of November 5, 2016 or the date that you no longer own any unexercised Company stock options (the “End Date”). For such services, you shall receive a monthly salary of $500.00 less any applicable withholdings, and medical, dental and vision insurance coverage for you and any covered dependents, subject to any employee costs and deductibles. Additionally, your November 5, 2009 restricted stock awards and stock options will not be accelerated or revised and shall continue to be governed by their current terms. Also, your vested stock options, including, without limitation, the 509,166 stock options granted on October 29, 2008, shall continue to be governed by their current terms without change in the various applicable expiration dates. If the Company terminates your employment with the Company prior to the End Date, each of your then unexercised vested options shall remain exercisable until its applicable expiration date.
          Please indicate your agreement to the above by executing and returning the enclosed copy of this letter to me.
Very truly yours,
/s/ Michael L. Gravelle
Michael L. Gravelle
I agree with the terms set forth above.

By:	/s/ Lee A. Kennedy

Name:	Lee A. Kennedy
Date:	February 28, 2010